1 Hershey Drive Smith Falls, ON K7A 0A8 (855)558-9333 invest@canopygrowth.com www.canopygrowth.com

Exhibit 10.18

May 29, 2024

David Klein
BY EMAIL

Dear David:

This letter confirms certain changes to the terms of your employment agreement with Canopy Growth Corporation (the “Company”) December 8, 2019 (the “Original Agreement”), as amended by an Amending Agreement dated June 8, 2021 (the “Amending Agreement) and the letter from Holly Lukavsky to you dated June 14, 2022 (the “Change Letter” and together with the Original Agreement and the Amending Agreement, the “Employment Agreement”). The changes to your compensation described in this letter are conditional upon you signing and returning this letter to my attention by June 7, 2024. Capitalized terms in this letter that are not otherwise defined will have the meaning set forth in the Agreement.

1.
Base Salary

Effective June 8, 2024, the first sentence of the first paragraph of Article 6 of the Employment Agreement (as set forth in the Amending Agreement) is hereby replaced with the following:

“You will be paid a Base Salary of seven hundred and fifty thousand dollars (US$750,000.00) per year subject to statutory and benefits deductions.”

2.
One-Time Equity Award

In addition to your next annual LTI award, the Company will grant you additional equity in the Company valued at US$500,000 (“One-Time Award”). The One-Time Award will be evenly split between stock options and restricted stock units, which will vest on the first anniversary of the grant date for the One-Time Award and will be subject to such other terms and conditions as set forth in Canopy Growth’s Amended and Restated Omnibus Incentive Plan, as approved by the Board and as amended from time to time (the “Incentive Plan”), and such other terms and conditions approved by the Company’s Board and set forth in the applicable award agreement memorializing such stock options or restricted stock units.

3.
Severance Pay

Clauses (a) and (b) of Paragraph b. (Termination by the Company Without Cause) of Section 7 of the Employment Agreement (as set forth in the Amending Agreement) are hereby replaced with the following:

“(a) A lump sum payment equal to US$1,950,000; and

(b) two point five (2.5) times the average actual amounts paid as STI during the prior two years; and …”

Except as otherwise set forth herein the terms of the Employment Agreement, shall remain in full force and effect.

If the changes to the terms and conditions of your employment as set forth in this letter are acceptable to you, please sign this letter and return it to my attention no later than June 7, 2024.

Regards,

/s/ Jenny Brewer

Jenny Brewer

Chief Human Resources Officer

At the direction of the Board of Directors

I acknowledge that I have read, understand, and agree to the amended terms of employment set out above.

Dated this 29th day of May, 2024.

/s/ David Klein

David Klein